SOUTHWEST AIRLINES REPORTS FOURTH QUARTER AND RECORD ANNUAL PROFIT;
44th CONSECUTIVE YEAR OF PROFITABILITY

DALLAS, TEXAS-January 26, 2017-Southwest Airlines Co. (NYSE:LUV) (the “Company”) today reported its fourth quarter and annual 2016 results:

•	Fourth quarter net income of $522 million, or $.84 per diluted share, compared with fourth quarter 2015 net income of $536 million, or $.82 per diluted share.

•
Excluding special items[1], fourth quarter net income of $463 million, or $.75 per diluted share, compared with fourth quarter 2015 net income of $591 million, or $.90 per diluted share. This exceeded the First Call fourth quarter 2016 consensus estimate of $.70 per diluted share.

•	Record annual net income of $2.24 billion, or $3.55 per diluted share, compared with 2015 net income of $2.18 billion, or $3.27 per diluted share.

•	Excluding special items, record annual net income of $2.37 billion, or $3.75 per diluted share, compared with 2015 net income of $2.36 billion, or $3.52 per diluted share.

•	Annual operating income of $3.76 billion, resulting in an operating margin[2] of 18.4 percent.

•	Excluding special items, annual operating income of $3.96 billion, resulting in an operating margin[3] of 19.4 percent.

•	Record annual operating cash flow of $4.29 billion, and record annual free cash flow[1] of $2.25 billion.

•	Returned $1.97 billion to Shareholders in 2016, through a combination of $222 million in dividends and $1.75 billion in share repurchases.

•	Annual return on invested capital (ROIC)[1] of 30.0 percent.

Gary C. Kelly, Chairman of the Board and Chief Executive Officer, stated, "We are delighted to report record annual profits for 2016, our 44th consecutive year of profitability. Our total operating revenues reached a record $20.4 billion, with sustained demand for our legendary low fares and superior Customer Service. Our profit margins were very strong, and our ROIC was a near-record 30.0 percent. Our record profits and balance sheet discipline generated record free cash flow, allowing us to return significant value to our Shareholders. Operationally, our performance was also very solid. We carried a record number of Customers while improving our ontime performance, baggage delivery rate, and net promoter score. My thanks and congratulations to the superb People of Southwest for these outstanding results, which earned them $586 million in profitsharing during 2016.

"We ended the year with a solid fourth quarter 2016 performance. Total operating revenues grew 2.0 percent, year-over-year, to a fourth quarter record $5.1 billion, exceeding our expectations as of the beginning of the fourth quarter. Travel demand and close-in yields improved post-election. In addition, December business travel was stronger than anticipated leading up to the holiday period. Based on current bookings and revenue trends, we estimate first quarter 2017 operating unit revenues will be flat to down one percent, year-over-year. This represents a continued and sequential improvement from the 2.9 percent operating unit revenue year-over-year decline in fourth quarter 2016, which is an encouraging start to the year.

"As expected, our fourth quarter unit costs increased, year-over-year, due to higher fuel costs, pay increases from amended union contracts, and additional depreciation expense associated with the accelerated retirement of our Boeing 737-300 aircraft. While inflationary cost pressures are expected in 2017 due to the union contract pay increases, we are continuing our efforts to drive offsetting cost efficiencies through fleet modernization and ongoing technology investments in our operations.

"During fourth quarter 2016, we began service to Cuba with daily flights to Varadero, Havana, and Santa Clara. We also launched international flights from Los Angeles International Airport (LAX) to Cancun, Puerto Vallarta, and Los Cabos, Mexico. In commencing this LAX service, we were the first U.S. carrier to launch new service between the United States and Mexico under the recently approved Air Transport Agreement. Earlier this month, we filed an application with the U.S. Department of Transportation to serve Owen Roberts International Airport in Grand Cayman4, and announced plans to launch service to Cincinnati/Northern Kentucky International Airport in June 2017.

"We are excited about our strategic technology investments, especially our new reservation system. In December, we began selling domestic itineraries in the new Amadeus platform. We remain on track to move to a single reservation system on May 9, 2017, with significant incremental profits expected to begin in 2018. The first release deployed in December, providing booking capabilities for travel on and after May 9, was virtually flawless. As this is the largest technology project in our history, I commend our People on their tremendous efforts to deliver these critical new capabilities.

“As we close out a year of record results, we begin 2017 with momentum and enthusiasm. We are on track to open a new international terminal in Fort Lauderdale, along with the launch of new service, this June. We are on track to launch the new Boeing 737-8 in the fall. And, we are encouraged by recent revenue trends, as well as the prospects for continued economic growth and moderate fuel prices. We are excited about our current outlook for another strong year with opportunities to win more Customers and reward our People and our Shareholders."

Notable 2016 accomplishments include:

•	Achieved 44th consecutive year of profitability and $586 million in profitsharing

•	Generated 30.0 percent ROIC

•	Returned $1.97 billion to Shareholders through repurchases of $1.75 billion of common stock (approximately 40 million shares) and payment of $222 million in dividends

•	Retired our last Boeing 737-500 aircraft

•	Achieved an exceptional net promoter score of 69.1 percent

•	Launched daily service from Long Beach Airport (LGB), making LGB our tenth airport within California

•	Launched service to Cuba with daily flights to Varadero, followed by service to Havana, our 100th city served, and Santa Clara

•
Launched international service from Los Angeles International Airport, Fort Lauderdale- Hollywood International Airport, and Tampa International Airport, ending the year with thirteen[5] international gateway airports from the 48 contiguous states

•	Ratified collective bargaining agreements with our Flight Crew Training Instructors; Ramp, Operations, Provisioning, and Cargo Agents; Flight Attendants; Pilots; and Aircraft Appearance Technicians

•
Announced new inflight entertainment agreements with Panasonic Avionics Corporation and Global Eagle Entertainment in support of our commitment to enhance the inflight Customer Experience and improve internet connectivity on our flights

•
Received numerous awards and recognitions, including being named to FORTUNE's list of World's Most Admired Companies for the 22nd consecutive year; being named Domestic Carrier of the Year by the Airforwarders Association, Best Low Cost Carrier in North America from Premier Traveler for the third consecutive year, and one of CR’s 100 Best Corporate Citizens 2016; recognized by Express Delivery and Logistics Association with the 2015 Express Cargo

Standard of Excellence award, as well as Logistic Management Magazine's 2016 Quest for Quality Award for the 20th consecutive year; recognized by InsideFlyer as 2016 Airline Program of the Year for our Rapid Rewards program and ranked among the top Airline Rewards Programs by U.S. News & World Report; and designated as a 2016 Most Valuable Employer for military by CivilianJobs.com, as well as a Best Employer in Forbes' 2016 list

Revenue Results and Outlook
The Company's fourth quarter 2016 total operating revenues were a record $5.1 billion, driven largely by record fourth quarter passenger revenues of $4.6 billion. As compared with fourth quarter 2015, total operating revenues increased 2.0 percent on a 5.0 percent increase in available seat miles, resulting in a 2.9 percent decline in operating unit revenues (RASM). Strong demand for low fares resulted in a fourth quarter record 84.4 percent load factor, and a 3.8 percent year-over-year decline in fourth quarter passenger revenue yield. Based on revenue and booking trends thus far in January, the Company expects its first quarter 2017 RASM to be flat to down one percent, as compared with first quarter 2016.

Annual 2016 total operating revenues increased 3.1 percent, year-over-year, to a record $20.4 billion. Annual operating revenues for 2015 included a one-time special revenue adjustment of $172 million recorded as a result of the July 2015 amendment of the Company’s co-branded credit card agreement with Chase Bank USA, N.A. and a resulting required change in accounting methodology. Excluding this special item, annual 2016 total operating revenues increased 4.0 percent, year-over-year.

Cost Performance and Outlook
Fourth quarter 2016 total operating expenses increased 7.1 percent to $4.2 billion, and increased 2.0 percent on a unit basis, as compared with fourth quarter 2015. Excluding special items in both periods, which primarily related to the Company's fuel hedge derivative contracts, total operating expenses increased 8.1 percent to $4.3 billion, and increased 2.9 percent on a unit basis, year-over-year.

Fourth quarter 2016 economic fuel costs1 were $2.07 per gallon, including $.50 per gallon in unfavorable cash settlements from fuel derivative contracts, compared with $2.03 per gallon in fourth quarter 2015, including $.52 per gallon in unfavorable cash settlements from fuel derivative contracts. Annual 2016 economic fuel costs per gallon declined 7.2 percent, as compared with 2015. Based on the Company's existing fuel derivative contracts and market prices as of January 20, 2017, first quarter economic fuel costs are estimated to be in the $1.95 to $2.00 per gallon range6. As of January 20,

2017, the fair market value of the Company's fuel derivative contracts settling in first quarter 2017 was a net liability of approximately $136 million, and was a net liability of approximately $354 million for those settling over the remainder of 2017 beyond first quarter. In addition, the fair market value of the hedge portfolio settling in 2018 and 2019, combined, was a net asset of $109 million. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.

Excluding fuel and oil expense and special items in both periods, fourth quarter 2016 operating expenses increased 8.8 percent, as compared with fourth quarter 2015. Fourth quarter 2016 profitsharing expense was $123 million, compared with $136 million in fourth quarter 2015. Excluding fuel and oil expense, special items, and profitsharing expense, fourth quarter 2016 operating expenses increased 9.7 percent from fourth quarter 2015, and increased 4.4 percent on a unit basis, both year-over-year, driven largely by additional depreciation expense associated with the accelerated retirement of the Company’s Boeing 737-300 fleet and the impact of amended union contracts in 2016. The Company currently expects its year-over-year unit cost inflation in 2017 to ease substantially by fourth quarter 2017. This is attributed largely to the wage rate increases that became effective in fourth quarter 2016 from the ratification of the Flight Attendant and Pilot contracts, which became amendable June 2013 and September 2012, respectively. Based on current cost trends and the significant snap-up in wage rates in year one of these new agreements, first quarter 2017 unit costs, excluding fuel and oil expense, special items, and profitsharing expense, are estimated to increase in the six to seven percent range7, year-over-year, while annual 2017 unit costs, excluding fuel and oil expense, special items, and profitsharing expense, are estimated to increase approximately three percent, year-over-year. Wage rate increases from amended union contracts are estimated to drive approximately four points of this first quarter 2017 unit cost outlook, and approximately three points, or substantially all, of this annual 2017 unit cost outlook.

Annual 2016 total operating expenses increased 6.1 percent to $16.7 billion, and increased 0.4 percent on a unit basis, year-over-year. Excluding fuel and oil expense, special items, and profitsharing expense, annual 2016 total operating expenses increased 8.1 percent, and increased 2.3 percent on a unit basis, year-over-year, primarily due to additional depreciation expense associated with the accelerated retirement of the Company’s Boeing 737-300 fleet and the impact of amended union contracts in 2016.

Fourth Quarter and Annual Results
Fourth quarter 2016 operating income was $846 million, compared with $1.0 billion in fourth quarter 2015. Excluding special items, operating income was $768 million, compared with $992 million in fourth quarter 2015.

Other expenses in fourth quarter 2016 were $37 million, compared with $179 million in fourth quarter 2015. This $142 million decrease resulted primarily from $26 million in other losses recognized in fourth quarter 2016, compared with $164 million in other losses recognized in fourth quarter 2015. In both periods, these losses included ineffectiveness and unrealized mark-to-market amounts associated with a portion of the Company's fuel hedge portfolio, which are special items. Excluding these special items, fourth quarter 2016 had $43 million in other losses, compared with $44 million in fourth quarter 2015, primarily attributable to the premium costs associated with the Company's fuel derivative contracts. First quarter and annual 2017 premium costs related to fuel derivative contracts are currently estimated to be approximately $35 million and $135 million, respectively. Net interest expense in fourth quarter 2016 was $11 million, compared with $15 million in fourth quarter 2015.

Annual 2016 operating income was $3.76 billion, compared with $4.12 billion in 2015. Excluding special items, annual 2016 and 2015 operating income was approximately $3.96 billion in both periods. Annual 2016 net income was a record $2.24 billion, or $3.55 per diluted share, compared with annual 2015 net income of $2.18 billion, or $3.27 per diluted share. Excluding special items, annual 2016 net income was a record $2.37 billion, or $3.75 per diluted share, compared with $2.36 billion, or $3.52 per diluted share in 2015.

Liquidity and Capital Deployment
As of December 31, 2016, the Company had approximately $3.3 billion in cash and short-term investments, and a fully available unsecured revolving credit line of $1 billion. For 2016, net cash provided by operations was a record $4.29 billion, capital expenditures were $2.04 billion, and assets constructed for others, net of reimbursements, were $2 million, resulting in record free cash flow of $2.25 billion. The Company currently estimates its 2017 capital expenditures will be approximately $2.3 billion. The Company repaid $591 million in debt, convertible notes, and capital lease obligations during 2016, and is currently scheduled to repay approximately $560 million in debt and capital lease obligations during 2017. During fourth quarter 2016, the Company issued $300 million of unsecured notes due in 2026, and entered into a $215 million secured term loan maturing in 2026.

In 2016, the Company returned $1.97 billion to its Shareholders through the payment of $222 million in dividends and the repurchase of approximately 40 million shares in common stock for $1.75 billion. This compares with $1.36 billion returned to Shareholders in 2015. During fourth quarter 2016, the Company received the remaining 1.7 million shares pursuant to the $250 million third quarter 2016 accelerated share repurchase (ASR) program, bringing the total shares repurchased under that ASR program to 6.7 million. The Company also received approximately 4.7 million shares pursuant to the $300 million fourth quarter 2016 ASR program representing an estimated 75 percent of the shares expected to be repurchased under that ASR program. The Company has $950 million remaining under its May 2016 $2.0 billion share repurchase authorization.

Fleet and Capacity
The Company ended 2016 with 723 aircraft in its fleet. This reflects the delivery of 38 new Boeing 737-800s and 23 pre-owned Boeing 737-700s, as well as the retirement of 42 Boeing 737-300/500 aircraft during the year. By the end of third quarter 2017, the Company intends to retire the 87 Boeing 737-300s that remained in its fleet at December 31, 2016, as previously announced. After taking into account scheduled deliveries for new and pre-owned aircraft in 2017, this accelerated retirement schedule is expected to decrease the Company's fleet to 703 aircraft by year-end 2017. For 2018, the Company's current firm aircraft commitments would result in 743 aircraft by year-end 2018, including nine Boeing 737-800 options exercised during 2016, and two Boeing 737-800 options exercised in January 2017. The Company increased its available seat miles (capacity) by 5.7 percent in 2016, as compared with 2015, and currently intends to grow its 2017 capacity, year-over-year, by approximately 3.5 percent, with approximately 2.5 points of the increase relating to its domestic growth. Additional information regarding the Company's aircraft delivery schedule is included in the accompanying tables.

Conference Call
The Company will discuss its fourth quarter and annual 2016 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call please go to
www.southwestairlinesinvestorrelations.com.

1See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items, ROIC, and free cash flow. In addition, information regarding special items, ROIC, and economic results is included in the accompanying reconciliation tables.
2Operating margin is calculated as operating income divided by operating revenues.
3Operating margin, excluding special items, is calculated as operating income, excluding special items, divided by operating revenues. See Note Regarding Use of Non-GAAP Financial Measures. In addition, information regarding special items is included in the accompanying reconciliation tables.
4Pending requisite governmental approvals.
5Excludes gateway airports only serving San Juan, Puerto Rico.
6Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort.
7Year-over-year projections do not reflect the potential impact of fuel and oil expense, profitsharing expense, and special items in both years because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods, especially considering the significant volatility of the Fuel and oil expense line item. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company's financial outlook, expectations, strategies, and projected results of operations, including specific factors expected to impact the Company's results of operations; (ii) the Company’s network and growth plans, strategies, opportunities, and expectations; (iii) the Company's plans and expectations with respect to its new reservation system and other technology initiatives, and the Company's related multi-faceted financial and operational expectations and opportunities; (iv) the Company’s construction initiatives and related operational expectations; (v) the Company's fleet plans and expectations; (vi) the Company's goals and expectations with respect to WiFi service on its aircraft and expected WiFi capabilities; (vii) the Company's expectations related to its management of risk associated with changing jet fuel prices; (viii) the Company's expectations with respect to liquidity (including its plans for the repayment of debt and capital lease obligations) and capital expenditures; and (ix) the Company’s capacity plans and expectations. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company's services and other changes in consumer behavior; (ii) the impact of economic conditions, fuel prices, actions of competitors (including without limitation pricing, scheduling, and capacity decisions and consolidation), and other factors beyond the Company's control, on the Company's business decisions, plans, and strategies; (iii) the impact of governmental regulations and other governmental actions related to the Company's operations; (iv) the Company's dependence on third parties, in particular with respect to its fleet, technology, and WiFi service plans and expectations; (v) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (vi) changes in aircraft fuel prices, the impact of hedge accounting, and any changes to the Company's fuel hedging strategies and positions; (vii) the impact of labor matters on the Company’s business decisions, plans, strategies, and costs; and (viii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2016	2015	Percent Change	2016	2015	Percent Change
OPERATING REVENUES:
Passenger	$4,623	$4,553	1.5	$18,594	$18,299	1.6
Freight	42	45	(6.7)	171	179	(4.5)
Special revenue adjustment	—	—	—	—	172	n.m.
Other	411	379	8.4	1,660	1,170	41.9
Total operating revenues	5,076	4,977	2.0	20,425	19,820	3.1

OPERATING EXPENSES:
Salaries, wages, and benefits	1,709	1,659	3.0	6,798	6,383	6.5
Fuel and oil	952	798	19.3	3,647	3,616	0.9
Maintenance materials and repairs	244	276	(11.6)	1,045	1,005	4.0
Aircraft rentals	55	59	(6.8)	229	238	(3.8)
Landing fees and other rentals	293	279	5.0	1,211	1,166	3.9
Depreciation and amortization	318	263	20.9	1,221	1,015	20.3
Acquisition and integration	—	6	n.m.	—	39	n.m.
Other operating expenses	659	611	7.9	2,514	2,242	12.1
Total operating expenses	4,230	3,951	7.1	16,665	15,704	6.1

OPERATING INCOME	846	1,026	(17.5)	3,760	4,116	(8.6)

OTHER EXPENSES (INCOME):
Interest expense	30	28	7.1	122	121	0.8
Capitalized interest	(12)	(9)	33.3	(47)	(31)	51.6
Interest income	(7)	(4)	75.0	(24)	(9)	166.7
Other (gains) losses, net	26	164	(84.1)	162	556	(70.9)
Total other expenses (income)	37	179	(79.3)	213	637	(66.6)

INCOME BEFORE INCOME TAXES	809	847	(4.5)	3,547	3,479	2.0
PROVISION FOR INCOME TAXES	287	311	(7.7)	1,303	1,298	0.4
NET INCOME	$522	$536	(2.6)	$2,244	$2,181	2.9

NET INCOME PER SHARE:
Basic	$0.85	$0.83	2.4	$3.58	$3.30	8.5
Diluted	$0.84	$0.82	2.4	$3.55	$3.27	8.6

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	617	648	(4.8)	627	661	(5.1)
Diluted	621	656	(5.3)	633	669	(5.4)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)
(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2016	2015	Percent Change	2016	2015	Percent Change
Operating revenues, as reported	$5,076	$4,977		$20,425	$19,820
Deduct: Special revenue adjustment	—	—		—	(172)
Operating revenues, non-GAAP	$5,076	$4,977	2.0	$20,425	$19,648	4.0

Fuel and oil expense, unhedged	$783	$728		$2,827	$3,362
Add: Fuel hedge (gains) losses included in Fuel and oil expense	169	70		820	254
Fuel and oil expense, as reported	$952	$798		$3,647	$3,616
Add: Net impact from fuel contracts (1)	82	179		202	323
Fuel and oil expense, non-GAAP (economic)	$1,034	$977	5.8	$3,849	$3,939	(2.3)

Total operating expenses, as reported	$4,230	$3,951		$16,665	$15,704
Deduct: Union contract bonuses	—	(139)		(356)	(334)
Add: Net impact from fuel contracts (1)	82	179		202	323
Deduct: Acquisition and integration costs	—	(6)		—	(39)
Add: Litigation settlement	—	—		—	37
Deduct: Asset impairment	—	—		(21)	—
Deduct: Lease termination expense	(4)	—		(22)	—
Total operating expenses, non-GAAP	$4,308	$3,985	8.1	$16,468	$15,691	5.0
Deduct: Fuel and oil expense, non-GAAP (economic)	(1,034)	(977)		(3,849)	(3,939)
Operating expenses, non-GAAP, excluding Fuel and oil expense	$3,274	$3,008	8.8	$12,619	$11,752	7.4
Deduct: Profitsharing expense	(123)	(136)		(586)	(620)
Operating expenses, non-GAAP, excluding profitsharing and Fuel and oil expense	$3,151	$2,872	9.7	$12,033	$11,132	8.1

Operating income, as reported	$846	$1,026		$3,760	$4,116
Deduct: Special revenue adjustment	—	—		—	(172)
Add: Union contract bonuses	—	139		356	334
Deduct: Net impact from fuel contracts (1)	(82)	(179)		(202)	(323)
Add: Acquisition and integration costs	—	6		—	39
Deduct: Litigation settlement	—	—		—	(37)
Add: Asset impairment	—	—		21	—
Add: Lease termination expense	4	—		22	—
Operating income, non-GAAP	$768	$992	(22.6)	$3,957	$3,957	—

Other (gains) losses, net, as reported	$26	$164		$162	$556
Add (Deduct): Net impact from fuel contracts (1)	17	(120)		(3)	(436)
Other (gains) losses, net, non-GAAP	$43	$44	(2.3)	$159	$120	32.5

(1) See Reconciliation of Impact from Fuel Contracts.

Reconciliation of Reported Amounts to Non-GAAP (Continued)

	Three months ended			Year ended
	December 31,			December 31,
	2016	2015	Percent Change	2016	2015	Percent Change
Net income, as reported	$522	$536		$2,244	$2,181
Deduct: Special revenue adjustment	—	—		—	(172)
Add: Union contract bonuses	—	139		356	334
Add (Deduct): Net impact from fuel contracts (1)	(99)	(59)		(199)	113
Add: Acquisition and integration costs	—	6		—	39
Deduct: Litigation settlement	—	—		—	(37)
Add: Asset impairment	—	—		21	—
Add: Lease termination expense	4	—		22	—
Add (Deduct): Net income tax impact of fuel and special items (2)	36	(31)		(74)	(103)
Net income, non-GAAP	$463	$591	(21.7)	$2,370	$2,355	0.6

Net income per share, diluted, as reported	$0.84	$0.82		$3.55	$3.27
Add (Deduct): Impact from fuel contracts	(0.16)	(0.09)		(0.31)	0.17
Add: Impact of special items	0.01	0.22		0.63	0.24
Add (Deduct): Net income tax impact of fuel and special items (2)	0.06	(0.05)		(0.12)	(0.16)
Net income per share, diluted, non-GAAP	$0.75	$0.90	(16.7)	$3.75	$3.52	6.5

(1) See Reconciliation of Impact from Fuel Contracts.
(2) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.

Southwest Airlines Co.
Reconciliation of Impact from Fuel Contracts
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
Fuel and oil expense
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$(2)	$11	$5	$72
Contracts settling in the current period, but for which losses have been recognized in a prior period (1)	84	168	197	251
Impact from fuel contracts to Fuel and oil expense	$82	$179	$202	$323

Operating Income
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$2	$(11)	$(5)	$(72)
Contracts settling in the current period, but for which losses have been recognized in a prior period (1)	(84)	(168)	(197)	(251)
Impact from fuel contracts to Operating Income	$(82)	$(179)	$(202)	$(323)

Other (gains) losses, net
Mark-to-market impact from fuel contracts settling in future periods	$8	$(102)	$(9)	$(373)
Ineffectiveness from fuel hedges settling in future periods	7	(7)	11	9
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	2	(11)	(5)	(72)
Impact from fuel contracts to Other (gains) losses, net	$17	$(120)	$(3)	$(436)

Net Income
Mark-to-market impact from fuel contracts settling in future periods	$(8)	$102	$9	$373
Ineffectiveness from fuel hedges settling in future periods	(7)	7	(11)	(9)
Other net impact of fuel contracts settling in the current or a prior period (excluding reclassifications)	(84)	(168)	(197)	(251)
Impact from fuel contracts to Net Income (2)	$(99)	$(59)	$(199)	$113

(1) As a result of prior hedge ineffectiveness and/or contracts marked-to-market through the income statement.
(2) Before income tax impact of unrealized items.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2016	2015	Change	2016	2015	Change
Revenue passengers carried	32,006,767	30,368,454	5.4%	124,719,765	118,171,211	5.5%
Enplaned passengers	38,779,938	37,039,737	4.7%	151,740,357	144,574,882	5.0%
Revenue passenger miles (RPMs)(000s)(1)	31,366,176	29,727,972	5.5%	124,797,986	117,499,879	6.2%
Available seat miles (ASMs)(000s)(2)	37,147,109	35,367,574	5.0%	148,522,051	140,501,409	5.7%
Load factor (3)	84.4%	84.1%	0.3 pts.	84.0%	83.6%	0.4 pts.
Average length of passenger haul (miles)	980	979	0.1%	1,001	994	0.7%
Average aircraft stage length (miles)	751	748	0.4%	760	750	1.3%
Trips flown	329,740	319,178	3.3%	1,311,149	1,267,358	3.5%
Seats flown (4)	48,903,378	46,628,216	4.9%	193,167,695	184,955,094	4.4%
Seats per trip (5)	148.31	146.09	1.5%	147.33	145.94	1.0%
Average passenger fare	$144.43	$149.94	(3.7)%	$149.09	$154.85	(3.7)%
Passenger revenue yield per RPM (cents)(6)	14.74	15.32	(3.8)%	14.90	15.57	(4.3)%
RASM (cents)(7)	13.66	14.07	(2.9)%	13.75	13.98	(1.6)%
PRASM (cents)(8)	12.44	12.87	(3.3)%	12.52	13.02	(3.8)%
CASM (cents)(9)	11.39	11.17	2.0%	11.22	11.18	0.4%
CASM, excluding Fuel and oil expense (cents)	8.82	8.92	(1.1)%	8.76	8.60	1.9%
CASM, excluding special items (cents)	11.60	11.27	2.9%	11.09	11.17	(0.7)%
CASM, excluding Fuel and oil expense and special items (cents)	8.81	8.50	3.6%	8.49	8.36	1.6%
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	8.48	8.12	4.4%	8.10	7.92	2.3%
Fuel costs per gallon, including fuel tax (unhedged)	$1.57	$1.51	4.0%	$1.41	$1.76	(19.9)%
Fuel costs per gallon, including fuel tax	$1.90	$1.65	15.2%	$1.82	$1.90	(4.2)%
Fuel costs per gallon, including fuel tax (economic)	$2.07	$2.03	2.0%	$1.92	$2.07	(7.2)%
Fuel consumed, in gallons (millions)	498	481	3.5%	1,996	1,901	5.0%
Active fulltime equivalent Employees	53,536	49,583	8.0%	53,536	49,583	8.0%
Aircraft at end of period	723	704	2.7%	723	704	2.7%
(1) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(2) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(3) Revenue passenger miles divided by available seat miles.
(4) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(5) Seats per trip is calculated using seats flown divided by trips flown. Also referred to as “gauge.”
(6) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(7) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period. Year ended 2015 RASM excludes a $172 million one-time special revenue adjustment. Including the special revenue adjustment, RASM would have been 14.11 cents for the year ended 2015. Additional information regarding this special item is provided in the Note Regarding Use of Non-GAAP Financial Measures and a reconciliation of revenue excluding special items related to accounting changes in the accompanying pages.
(8) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(9) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.

Southwest Airlines Co.
Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Twelve Months Ended	Twelve Months Ended
	December 31, 2016	December 31, 2015
Operating income, as reported	$3,760	$4,116
Special revenue adjustment (1)	—	(172)
Union contract bonuses	356	334
Net impact from fuel contracts	(202)	(323)
Acquisition and integration costs	—	39
Litigation settlement	—	(37)
Asset impairment	21	—
Lease termination expense	22	—
Operating income, non-GAAP	$3,957	$3,957
Net adjustment for aircraft leases (2)	111	114
Adjustment for fuel hedge accounting	(152)	(124)
Adjusted Operating income, non-GAAP	$3,916	$3,947

Average invested capital (3)	$12,152	$11,037
Equity adjustment for hedge accounting	886	1,027
Adjusted average invested capital	$13,038	$12,064

ROIC, pre-tax	30.0%	32.7%

(1) One-time adjustment related to the amendment of the Company's co-branded credit card agreement with Chase Bank USA, N.A. and a resulting change in accounting methodology.
(2) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft).
(3) Average invested capital is an average of the five most recent quarter balances of debt, net present value of aircraft leases, and equity adjusted for hedge accounting.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$1,680	$1,583
Short-term investments	1,625	1,468
Accounts and other receivables	546	474
Inventories of parts and supplies, at cost	337	311
Prepaid expenses and other current assets	310	188
Total current assets	4,498	4,024
Property and equipment, at cost:
Flight equipment	20,275	19,462
Ground property and equipment	3,779	3,219
Deposits on flight equipment purchase contracts	1,190	1,089
Assets constructed for others	1,220	915
	26,464	24,685
Less allowance for depreciation and amortization	9,420	9,084
	17,044	15,601
Goodwill	970	970
Other assets	774	717
	$23,286	$21,312
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,178	$1,188
Accrued liabilities	1,985	2,591
Air traffic liability	3,115	2,990
Current maturities of long-term debt	566	637
Total current liabilities	6,844	7,406

Long-term debt less current maturities	2,821	2,541
Deferred income taxes	3,374	2,490
Construction obligation	1,078	757
Other noncurrent liabilities	728	760
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,410	1,374
Retained earnings	11,418	9,409
Accumulated other comprehensive loss	(323)	(1,051)
Treasury stock, at cost	(4,872)	(3,182)
Total stockholders' equity	8,441	7,358
	$23,286	$21,312

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$522	$536	$2,244	$2,181
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	318	263	1,221	1,015
Loss on asset impairment	—	—	21	—
Unrealized/realized (gain) loss on fuel derivative instruments	(100)	(59)	(200)	113
Deferred income taxes	60	(70)	455	(109)
Changes in certain assets and liabilities:
Accounts and other receivables	306	(2)	(50)	(88)
Other assets	(58)	64	(119)	103
Accounts payable and accrued liabilities	(45)	538	226	961
Air traffic liability	(561)	(523)	125	94
Cash collateral received from (provided to) derivative counterparties	305	(357)	535	(570)
Other, net	(38)	(66)	(165)	(462)
Net cash provided by operating activities	709	324	4,293	3,238

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(674)	(810)	(2,038)	(2,041)
Assets constructed for others	(40)	(26)	(109)	(102)
Purchases of short-term investments	(718)	(603)	(2,388)	(1,986)
Proceeds from sales of short-term and other investments	592	490	2,263	2,223
Other, net	—	3	—	(7)
Net cash used in investing activities	(840)	(946)	(2,272)	(1,913)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	515	500	515	500
Proceeds from Employee stock plans	6	16	29	46
Reimbursement for assets constructed for others	40	10	107	24
Proceeds from termination of interest rate derivative instruments	—	—	—	12
Payments of long-term debt and capital lease obligations	(352)	(43)	(523)	(213)
Payments of convertible debt	(68)	—	(68)	—
Payments of cash dividends	—	—	(222)	(180)
Repayment of construction obligation	(2)	(2)	(9)	(10)
Repurchase of common stock	(300)	—	(1,750)	(1,180)
Other, net	6	(16)	(3)	(23)
Net cash provided by (used in) financing activities	(155)	465	(1,924)	(1,024)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(286)	(157)	97	301

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,966	1,740	1,583	1,282

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,680	$1,583	$1,680	$1,583

Southwest Airlines Co.
Fuel Derivative Contracts
As of January 20, 2017

Estimated economic jet fuel price per gallon, including taxes
Average Brent Crude Oil price per barrel	1Q 2017 (2)	Full Year 2017 (2)
$35	$1.50 - $1.55	$1.50 - $1.55
$45	$1.75 - $1.80	$1.75 - $1.80
Current Market (1)	$1.95 - $2.00	$2.00 - $2.05
$70	$2.20 - $2.25	$2.25 - $2.30
$80	$2.30 - $2.35	$2.35 - $2.40

Period	Maximum percent of estimated fuel consumption covered by fuel derivative contracts at varying WTI/Brent Crude Oil, Heating Oil, and Gulf Coast Jet Fuel-equivalent price levels
2017	63%
2018	57%
2019	15%

(1) Brent crude oil average market prices as of January 20, 2017, were approximately $56 and $57 per barrel for first quarter 2017 and full year 2017, respectively.

(2) The economic fuel price per gallon sensitivities provided assume the relationship between Brent crude oil and refined products based on market prices as of January 20, 2017. Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort.

Southwest Airlines Co.
737 Delivery Schedule
As of December 31, 2016

	The Boeing Company
	-800 Firm Orders	-800 Options		-7 Firm Orders	-8 Firm Orders		-8 Options	Additional -700s	Total
2017	39	—		—	14		—	14	67
2018	21	9		—	13		—	4	47
2019	—	—		15	—		5	—	20
2020	—	—		14	—		8	—	22
2021	—	—		1	13		18	—	32
2022	—	—		—	15		19	—	34
2023	—	—		—	34		23	—	57
2024	—	—		—	41		23	—	64
2025	—	—		—	40		36	—	76
2026	—	—		—	—		36	—	36
2027	—	—		—	—		23	—	23
	60	9	(2)	30	170	(1)	191	18	478
(1) The Company has flexibility to substitute 737-7 in lieu of 737-8 aircraft beginning in 2019.
(2) Includes two -800 options exercised in January 2017.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These GAAP financial statements include (i) unrealized non-cash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges the Company believes are not indicative of its ongoing operational performance.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information, including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that reflect the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP, excluding fuel and oil expense; Operating expenses, non-GAAP, excluding profitsharing and fuel and oil expense; Operating income, non-GAAP; Operating margin, excluding special items; Other (gains) losses, net, non-GAAP; Net income, non-GAAP; and Net income per share, diluted, non-GAAP. The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an “economic” basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts are reflected as a component of Other (gains) losses, net, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide a better measure of the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, non-cash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
In addition, the Company’s GAAP results in the applicable periods include other charges or benefits that are deemed “special items” that the Company believes are not indicative of its ongoing operations and make its results difficult to compare to prior periods, anticipated future periods, or to its competitors’ results. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. Special items include:

1.
A one-time $172 million Special revenue adjustment in July 2015 as a result of the July 2015 amendment of the Company’s co-branded credit card agreement with Chase Bank USA, N.A. and a resulting required change in accounting methodology. This increase to revenue represented a nonrecurring required acceleration of revenues associated with the adoption of Accounting Standards Update 2009-13;

2.
Union contract bonuses recorded for certain workgroups. As the bonuses would only be paid at ratification of the associated tentative agreement and would not represent an ongoing expense to the Company, management believes its results for the associated periods are more usefully compared if the impacts of ratification bonus amounts are excluded from results. Generally, union contract agreements cover a specified three- to five- year period, although such contracts officially never expire, and the agreed upon terms remain in place until a revised agreement is reached, which can be several years following the amendable date;

3.
Expenses associated with the Company’s acquisition and integration of AirTran. Such expenses were primarily incurred during the acquisition and integration period of the two companies from 2011 through 2015 as a result of the Company’s acquisition of AirTran, which closed on May 2, 2011. The exclusion of these expenses provides investors with a more applicable basis with which to compare results in future periods now that the integration process has been completed;

4.
A gain resulting from a litigation settlement received in January 2015. This cash settlement meaningfully lowered Other operating expenses during the applicable period and the Company does not expect a similar impact on its cost structure in the future;

5.
A noncash impairment charge related to leased slots at Newark Liberty International Airport as a result of the FAA announcement in April 2016 that this airport was being changed to a Level 2 schedule-facilitated airport from its previous designation as Level 3; and

6.
Lease termination costs recorded during 2016 as a result of the Company acquiring five of its Boeing 737-300 aircraft off operating leases, as part of the Company’s strategic effort to phase out its Classic aircraft from operations by the end of third quarter 2017 in the most economically advantageous manner possible. The Company had not budgeted for these early lease termination costs, as they were subject to negotiations being concluded with the third party lessors. The Company recorded the fair value of the aircraft, as well as any associated remaining obligations to the balance sheet as debt.

Because management believes each of these items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of these items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to compare results to other airlines: Operating revenues, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP, excluding fuel and oil expense; Operating expenses, non-GAAP, excluding profitsharing and fuel and oil expense; Operating income, non-GAAP; Operating margin, excluding special items; Other (gains) losses, net, non-GAAP; Net income, non-GAAP; Net income per share, diluted, non-GAAP.

The Company has also provided free cash flow, which is a non-GAAP financial measure. The Company believes free cash flow is a meaningful measure because it demonstrates the Company's ability to service its debt, pay dividends, and make investments to enhance Shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the year ended December 31, 2016, the Company generated $2.3 billion in free cash flow, calculated as operating cash flows of $4.3 billion less capital expenditures of $2.0 billion less assets constructed for others of $109 million plus reimbursements for assets constructed for others of $107 million.
The Company has also provided ROIC, which is calculated, in part, using non-GAAP financial measures. The Company believes ROIC is a meaningful measure because it quantifies how well the Company generates operating income relative to the capital it has invested in its business. Although ROIC is commonly used as a measure of capital efficiency, definitions of ROIC differ; therefore, the Company is providing an explanation of its calculation for ROIC (before taxes and excluding special items) in the accompanying reconciliation tables (see Return on Invested Capital).

SW-QFS